Exhibit 10.2

EXECUTION COPY

DATED APRIL 10, 2014

INGEUS EUROPE LIMITED

-and-

THÉRÈSE REIN

EXECUTIVE SERVICE AGREEMENT

THIS AGREEMENT is made on 2014

BETWEEN:

(1)

INGEUS EUROPE LIMITED incorporated and registered in England and Wales with company number 04320866 whose registered office is at Magma House 16 Davy Court Castle Mound Way, Rugby, Warwickshire CV23 0UZ (the Company);

(2)	THÉRÈSE REIN of 85 Norman Crescent, Norman Park, Queensland 4170 (the Executive).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Appointment: the employment of the Executive by the Company on the terms of this agreement;

Board: the board of directors of the Company (including any committee of the board duly appointed by it);

Board of the Parent: The board of directors of the Parent (including any committee of the board duly appointed by it);

Bonus: bonus plans or incentive compensation programs, if any, as may be approved by the Board from time to time, in which the Executive shall be eligible to participate;

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;

Code of Conduct: the Parent’s Code of Conduct as amended from time to time;

Commencement Date: the date on which completion of the sale and purchase of the shares in the capital of Ingeus Limited occurs;

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their respective business contacts, including in particular (by way of illustration only and without limitation):

(a)

the business methods and information of the Company and any other Group Company (including prices charged, discounts given to customers, partners or intermediaries, or obtained from partners, suppliers, product and service developments, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

(b)

lists and particulars of the Company’s and any other Group Company’s suppliers, customers, partners, intermediaries, service users and job seekers or prospective employers of service users, job seekers and the individual contacts at such suppliers, customers, partners, intermediaries, or prospective employers of service users or job seekers;

(c)

details and terms of the Company’s and any other Group Company’s agreements with suppliers, customers, partners, intermediaries, service users, job seekers, or prospective employers of service users or job seekers;

(d)

secret production processes and know-how employed by the Company and any other Group Company or their suppliers, customers, partners, intermediaries, service users, job seekers or prospective employers of service users or job seekers;

(e)

confidential details as to the design of the Company’s and any other Group Company’s or their suppliers’ or partners’ services, products, inventions or developments relating to future services or products;

(f)	details of any promotions or future promotions or marketing or publicity exercises planned by the Company, any other Group Company or any partner or supplier;

(g)	details of any budgets or business plans of the Company, any other Group Company or any partner or supplier;

(h)	details of any proposed expansion or contraction of the activities of the Company, any other Group Company or any partner or supplier;

(i)

any proposals relating to the acquisition or disposal of the Company or any other Group Company or any investment related thereto or any part of the same (including any asset or group of assets and the substance and/or negotiations in respect of any financial, funding or borrowing implications of any such proposals); and

(j)	any information which may affect the value of the business of the Company or any other Group Company or the assets or the shares of the Company or any other Group Company;

whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any other Group Company as being confidential but excluding any information which is readily ascertainable to persons not connected with such Group Company without significant expenditure of labour, skill or money or which becomes available to the public generally other than by reason of a breach by the Executive of her obligations under this Agreement;

Garden Leave: any period during which the Company has exercised its rights under clause 20;

Group Company: the Company, its Subsidiaries or Holding Companies from time to time (including for the avoidance of doubt the Parent) and any Subsidiary of any Holding Company from time to time;

Incapacity: any sickness, injury or other medical disorder or condition which prevents the Executive from carrying out her duties;

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

Parent: The Providence Service Corporation, a Delaware corporation with its corporate headquarters at 64 East Broadway Boulevard, Tucson, Arizona 85701;

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Executive's employment under this agreement which is not expressly set out in this agreement;

Restricted Business: those parts of the business of the Company or any other Group Company with which the Executive was involved to a material extent in the 12 months before Termination;

Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or partner, or prospective customer or partner of the Company or any other Group Company with whom the Executive had contact other than on a de minimis basis or about whom she became aware or informed in the course of employment;

Restricted Person: anyone employed or engaged at Termination or within 12 months prior thereto by the Company or any other Group Company who could materially damage the interests of the Company or any other Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business (including but not limited to directors, executive management, managers, office staff, head of departments or senior sales persons) and with whom the Executive dealt in the 12 months before Termination in the course of employment;

Restricted Supplier: any person, firm or company who in the 12 months before Termination was a subcontractor, supplier, intermediary or prospective employer of service users or job seekers or prospective subcontractor, supplier, intermediary or prospective employer of service users or job seekers and with whom the Executive dealt in the 12 months before Termination in the course of employment;

Staff Handbook: the Company's staff handbook as amended from time to time;

Statutory Sick Pay: has the meaning ascribed to it in the Social Security Contributions and Benefits Act 1992, as amended (SCCBA), and the Statutory Sick Pay (General) Regulations 1982, as amended (SSP Regulations).

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee;

Termination: the termination of the Executive's employment with the Company howsoever caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.	TERM OF APPOINTMENT

2.1	The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by:

(a)	The Executive giving the Company not less than 12 months' prior notice in writing; or

(b)	The Company giving the Executive not less than 12 months' prior notice in writing.

2.2	The Executive’s previous employment with Ingeus Limited does not count towards the Executive’s period of continuous employment with the Company.

3.	EXECUTIVE WARRANTIES

3.1

The Executive warrants that she will notify the Company immediately if she ceases to be entitled to work in the United Kingdom at any point during the Appointment, however the parties acknowledge that, on the Commencement Date, the Executive may not have a visa to commence employment in the United Kingdom, in which case the Executive will continue her employment with the Company by working from Australia until appropriate visas and other documentation are obtained (and the Executive undertakes to pursue such matters in good faith).

3.2

The Executive represents and warrants to the Company that, by entering into this agreement or performing any of her obligations under it, she will not be in breach of any court order or any express or implied terms of any contract or other obligations binding on her.

4.	DUTIES

4.1	The Executive shall serve the Company as Chief Executive Officer of the combined global operations and companies of the business known as “Ingeus”.

4.2	During the Appointment the Executive shall:

(a)

perform duties as are consistent with the Executive’s skills or position. The Company may from time to time second the Executive to work for a Group Company to do work of a similar nature or may make reasonable adjustments to the Executive’s job title, job duties or responsibilities;

(b)

unless prevented by Incapacity, devote the whole of her working time, attention and abilities to the business of the Company and any other Group Company, save that the Company hereby agrees that the Executive may undertake such other activities including but not limited to charitable and speaking engagements as the Board consents to (such consent not to be unreasonably withheld) that do not interfere with the discharge of the Executive’s duties to the Company;

(c)	diligently exercise such powers and perform such duties as may from time to time be assigned to her by the board of any other Group Company;

(d)	comply with all reasonable and lawful directions given to her by the Board or the Chief Executive Officer of the Parent;

(e)

promptly make such reports to the Board or the Chief Executive Officer of the Parent in connection with the affairs of the Company or any other Group Company on such matters as she is aware (and responsible) and at such times as are reasonably required;

(f)

report her own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any other Group Company of which she is aware to the Board immediately on becoming aware of it;

(g)	use her best endeavours to promote, protect, develop and extend the business of the Company or any other Group Company;

(h)

consent to the Company monitoring and recording any use that she makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes;

(i)	if requested, act as a director of the Company and act as a director, officer or consultant of any Group Company as appointed from time to time;

(j)	comply with the articles of association (as amended from time to time) of the Company; and

(k)

comply with all requirements, recommendations or regulations, as amended from time to time, all and any applicable regulatory authorities relevant to the Company or any other Group Company from time to time.

4.3

The Executive shall comply with the Company's anti-corruption and bribery policy and related procedures at all times, provided those policies are lawful and accessible to the Executive and that the Executive is notified in writing in advance of any changes to those policies.

4.4

The Executive shall comply with any rules, policies and procedures set out in the Code of Conduct and the Staff Handbook, provided those policies are lawful and accessible to the Executive and that the Executive is notified in writing in advance of any changes to those policies. The Code of Conduct and the Staff Handbook do not form part of this agreement and any Group Company may amend either document at any time. To the extent that there is any conflict between the terms of this agreement and the Code of Conduct or the Staff Handbook, this agreement shall prevail.

4.5

All documents, manuals, hardware and software provided for the Executive's use by the Company or any other Group Company, and any data or documents (including copies) produced, maintained or stored on the Company's or any Group other Company’s (as applicable) computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	OUTSIDE INTERESTS

5.1

During the Appointment, the Executive shall not, except as a representative of the Company or any other Group Company or with the prior written approval of the Board (such consent not to be unreasonably withheld), whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

5.2

Notwithstanding clause 5.1 and the Executive's shareholding held in blind trust (which the Company gives its consent to), the Executive may hold an investment by way of shares or other securities of not more than 1% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any other Group Company. For the avoidance of doubt, the restrictions of this clause 5.2 shall not apply to any shares or other securities issued to or acquired by the Executive which constitute share capital of the Company or any other Group Company.

5.3

The Executive agrees to disclose to the Board any matters of which she is aware relating to her spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board, be considered to conflict with the proper performance of the Executive's obligations under this agreement.

6.	PLACE OF WORK

6.1

The Executive's normal place of work is the Company’s London offices or in Australia. Any change in the normal place of work outside the United Kingdom or Australia must be agreed in advance with the Executive.

6.2

The Executive agrees on reasonable notice to travel extensively on any Group Company's business (within the United Kingdom or abroad) as may be reasonably required for the proper performance of her duties under the Appointment.

7.	HOURS OF WORK

7.1

The Executive's normal working hours shall be 40 hours a week Monday to Friday and such additional hours as are necessary for the proper performance of her duties including, if necessary, on weekends and public holidays. The Executive acknowledges that she shall not receive further remuneration in respect of such additional hours.

7.2

The parties each agree that the nature of the Executive's position is such that her working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

8.	SALARY

8.1	The Executive shall be paid an initial salary of £276,000 per annum (inclusive of any fees due to the Executive by any Group Company as an officer of any Group Company).

8.2	The Executive's salary shall accrue from day to day and be payable monthly in arrears directly into the Executive's bank or building society account.

8.3

The Executive's salary shall be reviewed annually, the first such review to take place on the same date as the salary review for other senior executives of the Parent. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

8.4

The Company may deduct from the salary, or any other sums owed to the Executive, any money owed to the Company or any other Group Company by the Executive. The amounts the Company may deduct shall include (without limitation) any amount that the Company or any other Group Company is instructed to pay in respect of the Executive's own tax or National Insurance contributions liabilities (or similar liabilities in any country outside the UK) (whether or not the Company can make the deduction under the standard withholding procedures). Before making such a deduction, the Company shall not be obliged to check or challenge the tax authority's instructions in respect of the Executive’s liabilities and the Company shall not be liable for any error on the tax authority's part; however, the Company must notify the Executive before making such deductions where they are other than in the ordinary course.

8.5

The Executive shall be solely responsible for obtaining advice regarding tax, and other implications (financial or otherwise) of her relocation to the United Kingdom, save that the Company shall provide all such assistance as the Executive reasonably requires in order to obtain such advice (at the Executive’s expense, except as herein expressly set forth) and to obtain any necessary work permits and other documentation to facilitate her employment under this Agreement.

9.	Relocation and associated benefits

9.1

The Company agrees to meet the costs of the Executive’s relocation to United Kingdom (which costs include, but are not limited to flights and transport of personal effects) capped at a total value of £50,000.

9.2

The Company agrees to meet the costs of 2 return business class flights between the United Kingdom (or the Executive’s place of work at the time) and Australia per year for the Executive and/or their spouse.

10.	BONUS

10.1

Subject to clauses 10.3 and 10.5, in respect of the fiscal year ending on 31 December 2014, the Executive shall be entitled to a cash Bonus in an amount of up to 75% of her initial salary set forth in clause 8.1 subject to the terms of the Providence Service Corporation 2014 Executive Pay for Performance Compensation Plan (Bonus Plan).

10.2

Subject to clauses 10.3 and 10.5, in respect of all fiscal years beginning on or after 1 January 2015, the Executive will be entitled to receive a Bonus with a target of at least 75% of her salary in accordance with the Bonus Plan, which will be on the same terms as the other executives participating in the plan.

10.3

Any Bonus paid to the Executive whether under clause 10.1 or 10.2 shall be purely discretionary and shall not form part of the Executive's contractual remuneration under this agreement. If the Company pays a Bonus to the Executive in respect of a particular fiscal year of the Company, such payment shall not affect the Company’s obligations to make subsequent Bonus payments in respect of subsequent fiscal years.

10.4

The Executive will be entitled to participate in the Company’s long-term incentive plan in accordance with the terms of the Bonus Plan which will be on the same terms as the other executives participating in the plan.

10.5

Notwithstanding clause 10.1 and 10.2 and except as provided in clause 10.6, the Executive shall have no right to a Bonus, time-apportioned Bonus, long-term incentive or a Payment in Lieu (as defined below) if her employment terminates for any reason or she is under notice of termination (whether given by the Executive or the Company) at or before the date when a Bonus might otherwise have been payable.

10.6

If the Company terminates the Executive’s employment pursuant to clause 20 (Garden Leave) or clause 21.1(b) (Payment in Lieu pursuant to settlement agreement), the Executive shall be entitled to continue to receive:

(a)	any Bonus or long-term incentive relating to a fiscal year which was completed before the date of effectiveness of such termination; and

(b)

any Bonus or long-term incentive for the fiscal year through the date of effectiveness of such termination, to the extent earned, pro-rated (based on a percentage defined by a fraction, the numerator of which is the number of days during the fiscal year prior and through the date of effectiveness of the termination and the denominator of which is 365).

10.7	Any Bonus shall not be pensionable.

11.	[OMITTED]

12.	EXPENSES

12.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

12.2

The Executive shall abide by the Company's policies on expenses as set out in the Staff Handbook from time to time, save that notwithstanding the policies the Executive shall be entitled to business class air travel when travelling for business on flights over 5 hours duration.

12.3	Any credit card supplied to the Executive by the Company shall be used only for expenses incurred by her in the course of the Appointment.

13.	HOLIDAYS

13.1

The Executive shall be entitled to 25 days' paid holiday in each holiday year together with the usual public holidays. The Company's holiday year runs between 1 January and 31 December. If the Appointment terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest day.

13.2

Holidays shall be taken at such time or times as shall be approved in advance by the Board. The Executive shall not without the consent of the Board carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Executive has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity or adoption leave.

13.3

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday leave except on termination of the Appointment. Subject to clause 13.4 the amount of such payment in lieu shall be 1/260th of the Executive's full-time equivalent salary for each untaken day of the entitlement under clause 13.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

13.4

If the Company has terminated or would be entitled to terminate the Appointment under clause 22 or if the Executive has terminated the Appointment in breach of this agreement any payment due under clause 13.3 shall be limited to the Executive's statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

13.5

If on termination of the Appointment the Executive has taken in excess of her accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise one day's pay calculated at 1/260th of the Executive's salary for each excess day.

13.6	If either party has served notice to terminate the Appointment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period.

13.7	Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

14.	INCAPACITY

14.1

The Executive shall be entitled during any period of Incapacity to receive sick pay from the Company, which (including Statutory Sick Pay) will be equivalent in the aggregate in any period of 12 months to (a) the Executive's basic pay for up to 12 weeks’ absence; (b) following such 12-week period, 50% of her basic salary for up to 12 additional weeks’; and (c) thereafter such remuneration (if any) as the Board in its sole discretion allows. Any such entitlement is conditional on the Executive having followed the Company's sickness absence procedures as set out in the Staff Handbook.

14.2

The Executive agrees to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor to the extent relevant to the Executive's employment or the performance of her duties.

14.3

If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Executive shall if required by the Company, refund to the Company that part of any damages or compensation recovered by her relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by her in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Executive by the Company in respect of the period of Incapacity.

14.4

The rights of the Company to terminate the Appointment under the terms of this agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay or other benefits. However, this provision shall have no impact on the Executive’s statutory rights or any contracted right to notice of termination pursuant to clause 2.1 of this agreement.

15.	LIFE ASSURANCE

15.1	The Executive shall be entitled to participate in the Company's life assurance scheme. Participation is subject to:

(a)	the terms of the Company's life assurance scheme, as amended from time to time;

(b)	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

15.2

If the insurance provider refuses for any reason to provide life assurance benefit to the Executive the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

15.3

The Company in its sole discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Executive's cover) at any time on reasonable notice to the Executive.

16.	PRIVATE MEDICAL INSURANCE

16.1	The Executive shall be entitled to participate in the Company's private medical insurance scheme subject to:

(a)	the terms of that scheme, as amended from time to time;

(b)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

16.2

If the insurance provider refuses for any reason to provide private medical insurance benefit to the Executive (or any person added to the policy at the Executive’s request) the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

16.3	The Company in its sole discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Executive's cover) at any time on reasonable notice to the Executive.

17.	DIRECTORS AND OFFICERS’ INSURANCE

During the Appointment the Executive shall be entitled to be covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place from time to time for other senior executives of the Parent. A copy of the policy is available from the Board.

18.	CONFIDENTIAL INFORMATION

18.1	The Executive acknowledges that in the course of the Appointment she will have access to Confidential Information. The Executive has therefore agreed to accept the restrictions in this clause 18.

18.2

The Executive shall not (except in the proper course of her duties), either during the Appointment or at any time after its termination (however arising), (directly or indirectly) use or disclose to any person, company or other organisation whatsoever (and shall use her best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

19.	INTELLECTUAL PROPERTY

19.1

The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by her at any time during the course of the Appointment. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 19.1.

19.2

The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which she has or will have in any existing or future works referred to in clause 19.1.

19.3

The Executive irrevocably appoints the Company to be her attorney in her name and on her behalf to execute documents, use the Executive's name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

20.	Garden leave

20.1

Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.

20.2	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of the Company or any other Group Company;

(b)

the Board may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, in either case commensurate with her skills and experience, at such location (including the Executive's home) as the Board may reasonably decide;

(c)	the Executive shall continue to receive her basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Executive shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)

the Executive shall ensure that the Chief Executive Officer of the Parent knows where she will be and how she can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Board may exclude the Executive from any premises of the Company or any other Group Company; and

(g)

the Board may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, prospective client or customer, intermediary, supplier, partner, agent, subcontractor, distributor, shareholder, investor, adviser, any prospective employer of service users or job seekers or other business contact of the Company or any other Group Company, save for social contact.

21.	PAYMENT IN LIEU OF NOTICE

21.1

Notwithstanding clause 2, the Company may, in its sole discretion, terminate the Appointment at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 21 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to the Executive. This Payment in Lieu will be equal to either:

(a)

the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this agreement during the notice period referred to in clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions; or

(b)

the sum provided for in clause 21.1(a) and the Bonus provided for in clause 10.6 if the Executive enters into the Company’s standard form settlement agreement in compliance with all of the conditions relating to settlement agreements under statutory employment legislation as amended from time to time in full and final settlement of all and any claims or rights of action that the Executive has or may have against the Company or any other Group Company or their current or former officers or employees whether arising out of her employment with the Company, or its termination or from events occurring after the settlement agreement has been entered into, whether arising under common law, contract, statute or otherwise, whether such claims are, or could be, known to the Executive or the Company or any other Group Company or in their contemplation at the date of the settlement agreement in any jurisdiction and including, but not limited to, unfair dismissal, breach of contract, discrimination on any grounds under the Equality Act 2010 or otherwise and the Executive confirms that she has taken independent legal advice on the terms and effect of such agreement.

21.2	For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)

in the absence of a settlement agreement pursuant to clause 21.1(b), any Bonus, incentive or commission payments that might otherwise have been due during the period in respect of which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; or

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

21.3

The Company may pay any sums due under clause 21.1 in equal monthly instalments until the date on which the notice period referred to in clause 2 would have expired if notice had been given. The Executive shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

21.4

The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 21.1. Nothing in this clause 21 shall prevent the Company from terminating the Appointment in breach.

21.5

Notwithstanding clause 21.1, the Executive shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 22. In that case the Company shall also be entitled to recover from the Executive any Payment in Lieu (or instalments thereof) already made.

22.	TERMINATION WITHOUT NOTICE

22.1

The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) for Cause.

22.2	For the purposes of this Agreement, “Cause” shall mean the following:

(a)

Executive commits fraud or theft against the Company or any subsidiaries, affiliates, joint ventures or related organisations, including any entity managed by the Company or Parent (collectively referred to as “Affiliates”) or is indicted, convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude.

(b)

In carrying out her duties hereunder, Executive engages in conduct that constitutes gross neglect or wilful misconduct that results, in either case, in material financial or reputational harm to the Company or its Affiliates;

(c)	Executive materially breaches any provision of this Agreement or any fiduciary duty or duty of loyalty owed to the Company or its Affiliates or shareholders;

(d)

Executive engages in any wrongful or questionable conduct which does or which is reasonably likely to bring the Company or its Affiliates into public disgrace or embarrassment, or which is reasonably likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates;

(e)

Executive repeatedly neglects or refuses to perform her duties or responsibilities as directed by the Board or any committee established by the Board, or violates any express direction of any lawful rule, regulation or policy established by the Company, the Board or any committee established by the Board which is consistent with the scope of Executive’s duties under this Agreement, and such failure, refusal or violation continues uncured for a period ten (10) days after written notice from the Company to the Executive specifying the failure, refusal or violation and the Company’s intention to terminate this agreement for Cause.

(f)	Executive commits any act or omission resulting in or intended to result in direct material personal gain to Executive at the expense of the Company or its Affiliates; or

(g)	Executive materially compromises trade secrets or other confidential and proprietary information of the Company or its Affiliates.

22.3

The rights of the Company under clause 22.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

23.	OBLIGATIONS ON TERMINATION

23.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Executive shall:

(a)

immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any other Group Company or their respective business contacts, any keys, credit card and any other property of the Company or any other Group Company including any car provided to the Executive, which is in her possession or under her control;

(b)

irretrievably delete any information relating to the business of the Company or any other Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in her possession or under her control outside the Company's premises;

(c)	if appointed as a director of the Company or any other Group Company, immediately resign, without claim for compensation, from any directorships in the Company or any other Group Company; and

(d)	provide a signed statement that she has complied fully with her obligations under this clause 23.1.

23.2

On termination of the Appointment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, Bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any other Group Company in which she may participate other than as provided for in the rules of such schemes.

24.	POST-TERMINATION RESTRICTIONS

24.1

In order to protect the Confidential Information and business connections of the Company and each Group Company to which she has access as a result of the Appointment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that she shall not:

(a)

for 12 months after Termination solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)

for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any other Group Company any Restricted Person;

(c)

for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)	for 12 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(e)

for 12 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

(f)

for 12 months after Termination endeavour to cause any Restricted Supplier to cease to supply the Company or any other Group Company or materially alter the terms of such supply in a manner detrimental to the Company or Group Company.

(g)

at any time after Termination, represent herself as connected with the Company or any other Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any other Group Company.

24.2	None of the restrictions in clause 24.1 shall prevent the Executive from:

(a)	holding an investment by way of shares or other securities of not more than 1% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(b)

being engaged or concerned in any business concern, provided that the Executive’s duties or work shall relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the 12 months before Termination; or

(c)	retaining her shareholding held in blind trust (which the Company gives its consent to).

24.3	The restrictions imposed on the Executive by this clause 24 apply to her acting:

(a)	directly or indirectly; and

(b)	on her own behalf or on behalf of, or in conjunction with, any firm, company or person.

24.4	The periods for which the restrictions in clause 24.1 apply shall be reduced by any period that the Executive spends on Garden Leave immediately before Termination.

24.5

If the Executive receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 24, the Executive shall give the person making the offer a copy of this clause 24 and shall tell the Board the identity of that person as soon as possible.

24.6	The Company and the Executive entered into the restrictions in this clause 24 having had the opportunity to be separately legally advised.

24.7

Each of the restrictions in this clause 24 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

24.8

If the Executive's employment is transferred to any firm, company, person or entity other than a Group Company (New Employer) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended from time to time), the Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 24, protecting the confidential information, trade secrets and business connections of the New Employer.

24.9

The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which she agrees to be bound by restrictions corresponding to those restrictions in this clause 24 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

25.	DISCIPLINARY AND GRIEVANCE PROCEDURES

25.1	The Executive is subject to the Company's disciplinary and grievance procedures, which are contained in the Staff Handbook. These procedures do not form part of the Executive's contract of employment.

25.2	If the Executive wants to raise a grievance, she may apply in writing to the Board in accordance with the Company's grievance procedure.

25.3	If the Executive wishes to appeal against a disciplinary decision she may apply in writing to the Board in accordance with the Company's disciplinary procedure.

25.4

The Company may suspend the Executive from any or all of her duties at any time when the Company is investigating any disciplinary matter involving the Executive or while any disciplinary procedure against the Executive is outstanding.

25.5	During any period of suspension:

(a)	the Executive shall continue to receive her basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	the Executive shall remain an employee of the Company and bound by the terms of this agreement;

(c)	the Executive shall ensure that the Board knows where she will be and how she can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)	the Board may exclude the Executive from her place of work or any other premises of the Company or any other Group Company; and

(e)

the Board may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any other Group Company other than social contact.

26.	PENSIONS

26.1

The Executive may join a defined contributions pension scheme nominated by the Executive (Scheme) subject to satisfying certain eligibility criteria (including any qualifying period) and subject to the rules of the Scheme as amended from time to time.

26.2

If the Executive joins the Scheme, the Company shall contribute at a rate of 10% of the Executive’s salary . The Company's contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.

26.3	Any contributions shall be payable in equal monthly instalments in arrears. The Executive's contributions shall be made by way of deduction from the Executive's salary.

27.	DATA PROTECTION

27.1

The Executive confirms she has read and understood the Company's data protection policy, a copy of which is contained in the Staff Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

27.2

The Executive shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, partner, supplier or agent of any Group Company or any service user, job seeker or potential employer of any service user or job seeker.

27.3

The Executive consents to any Group Company processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive, including, as appropriate:

(a)	information about the Executive's physical or mental health or condition in order to monitor sick leave and take decisions as to the Executive's fitness for work;

(b)	the Executive's racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	in order to comply with legal requirements and obligations to third parties.

27.4

The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Executive works, and as may be required by law.

27.5

The Executive consents to the transfer of such information to any Group Company and to the Company’s and any other Group Company's business contacts outside the European Economic Area in order to further their business interests provided that the Company takes reasonable steps to ensure an adequate level of protection for the personal data and sensitive personal data concerned.

28.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

29.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any other Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation of a reasonably similar or greater nature and status and on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

30.	NOTICES

30.1

A Notice given to a party under this agreement shall be in writing and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address or fax number given in this agreement or as otherwise notified in writing to the other party.

(a)	any such notice shall be deemed to have been received:

(b)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(c)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00am on the second business day after posting or at the time recorded by the delivery service or

(d)	in the case of fax, at the time of transmission.

30.2	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00am on the next business day.

30.3	A notice required to be given under this agreement shall not be validly given if sent by e-mail.

30.4	This clause does not apply to the service of any proceedings or other documents in any legal action.

31.	ENTIRE AGREEMENT

31.1

This agreement constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them with respect to the matters expressly set forth herein.

31.2	Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

31.3	Nothing in this agreement shall limit or exclude any liability for fraud.

32.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

33.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

34.	THIRD PARTY RIGHTS

No person other than a party to this agreement or a Group Company may enforce any of its terms.

35.	GOVERNING LAW AND JURISDICTION

35.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

35.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Ingeus Europe Limited acting by Greg Ashmead,

a director, in the presence of:

/s/ Thérèse Rein

[SIGNATURE OF WITNESS]

Thérèse Rein

.......................................

.......................................

.......................................

Managing Director

NAME, ADDRESS AND OCCUPATION OF WITNESS

/s/ Greg Ashmead Director

Signed as a deed by Thérèse Rein in the presence of:

/s/ Greg Ashmead

[SIGNATURE OF WITNESS]

Greg Ashmead

.......................................

.......................................

.......................................

Managing Director

Global Operations

NAME, ADDRESS AND OCCUPATION OF WITNESS

/s/ Thérèse Rein Thérèse Rein